Exhibit 107.1
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Finance of America Companies Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock, $0.0001 par value per share	Other	5,337,928(1)	$19.18(2)	$102,381,459	0.00015310	$15,674.60

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$102,381,459		$15,674.60
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$15,674.60

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-3, to which this exhibit relates, also covers an indeterminable number of additional shares that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low sale prices for the Class A Common Stock as reported on the New York Stock Exchange on March 12, 2025.